EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30185 on Form S-8 and No. 333-74451, as amended, on Form S-8 POS of Playboy Enterprises, Inc of our report dated March 24, 2000 on the consolidated financial statements of Playboy TV International, LLC. as of December 31, 1999 and for the period from August 31, 1999 (date of commencement) to December 31, 1999, appearing in this Annual Report on Form 10-K of Playboy Enterprises, Inc. for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP
Certified Public Accountants


Miami, Florida
March 30, 2000